Exhibit 99.1

Guerrilla RF Provides Corporate Update

R&D-Driven Radio Frequency Semiconductor Company Explores Alternative Pathways to Uplisting to a Senior Exchange

GREENSBORO, NC—July 3, 2023— Guerrilla RF, Inc. (OTCQX: GUER) a leading provider of state-of-the-art radio frequency and microwave communications solutions, today provided a corporate update, highlighting recent business progress and strategic adjustments.

The Company recently announced surpassing a significant milestone of 175 million shipments for radio-frequency integrated circuit/monolithic microwave integrated circuits (RFICs/MMICs), signifying a remarkable 17% increase since reaching 150 million shipments in October 2022. Driven by Guerrilla RF’s R&D innovation engine, the Company continues to develop products for today’s fast-moving applications and specifications in various high-growth verticals.

The Company also announced its decision to temporarily postpone its previously announced IPO and Nasdaq uplist due to unfavorable market conditions. Meantime, it continues to prepare to up-list to a senior stock exchange and is actively engaged in discussions with existing investors for a multi-million-dollar investment, which will satisfy its short-term capital requirements and allow the Company to explore other options concurrently with its uplisting plans. The Company anticipates securing the investment in the next few weeks.

In order to facilitate increased employee ownership, Guerrilla RF has introduced a voluntary salary deferral program, whereby all employees have been offered the opportunity to defer a portion of their salaries in anticipation of investing some or all of the deferred payments in the anticipated capital raise. Ryan Pratt, CEO and Chairman of the Company, Mark Mason, the Company’s Chief Operating Officer, and John Berg, Chief Financial Officer, have elected to participate in the program with other unnamed employees.

Ryan Pratt, Founder and CEO of Guerrilla RF commented, “After careful consideration, the Board has decided to temporarily postpone the initial public offering and Nasdaq uplist while we focus on funding our continued growth through less-dilutive options. We appreciate the ongoing confidence and support of our shareholders, as we continue to execute our business plan, continue our R&D initiatives and accelerate our growth through new market penetration, increase our product offerings, and capitalize on our strong competitive position.”

Guerrilla RF drives innovation in high-growth markets through R&D-driven technologies and product development. Capitalizing on opportunities in diverse and underserved markets, the Company is able to address the vast demand for semiconductors across multiple applications. The World Semiconductor Trade Statistics (WSTS) projects that for 2024 global semiconductor sales are projected to reach $576.0 billion and Fortune Business Insights projects the global semiconductor market to grow to $1.3 trillion by 2029, at a CAGR of 12.2% in the forecast period, 2022-2029. Semiconductor Industry Association (SIA) notes U.S. semiconductor firms also invested $58.8 billion in R&D in 2022, the highest in history.

About Guerrilla RF, Inc.

Founded in 2013, Guerrilla RF, Inc., develops and manufactures high-performance state-of-the-art radiofrequency (RF) and microwave communication solutions for wireless OEMs in multiple high-growth market segments, which include network infrastructure for 5G/4G macro and small cell base stations, SATCOM, cellular repeaters/DAS, automotive telematics, military communications, navigation, and high-fidelity wireless audio. The Company has an extensive portfolio of 100+ high-performance RF and microwave semiconductor devices with 50+ new products in development. As one of the fastest-growing semiconductor firms in the industry, Guerrilla RF drives innovation through its R&D to commercialization initiatives and focuses on product excellence and custom solutions to underserved markets. To date, the Company has shipped over 175 million devices and has repeatedly been included in Inc. Magazine’s annual "Inc. 5000" list. Guerrilla RF recently made the top "Inc. 500" list for the second year in a row. For more information, please visit https://guerrilla-rf.com or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the company's control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the company's filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Sam Funchess, Vice President of Corporate Development

ir@guerrilla-rf.com

+1 336 510 7840